Exhibit 10.3

PARENT GUARANTEE

Guarantee, dated as of 5 November, 2004, by TOTAL S.A., a corporation organized under the laws of France (the “Guarantor”), in favor of SABINE PASS LNG, L.P., a limited partnership organized under the laws of the state of Delaware, U.S.A. (“Guaranteed Party”).

1.             Guarantee.  To induce the Guaranteed Party to enter into the LNG Terminal Use Agreement dated as of September 2, 2004 (the “Agreement”) with TOTAL LNG USA, INC. (the “Company”), the Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party and its successors and permitted assigns the prompt payment of all amounts that become due and payable (subject to any applicable grace period) by the Company to the Guaranteed Party under the Agreement from and after the “Commercial Start Date” as such term is defined in the Agreement, including payment obligations in respect of any breach of the Agreement by the Company after the Commercial Start Date (collectively, the “Obligations”); provided, however, the Guarantor’s total liability in respect of the Obligations shall be a cumulative maximum amount of Two Billion Five Hundred Million U.S dollars ($2,500,000,000) (the “Maximum Guaranteed Amount”).  All amounts paid by or on behalf of the Company pursuant to the Agreement in respect of the Obligations shall be included in determining whether the Maximum Guaranteed Amount has been reached and shall count towards the satisfaction thereof for all purposes of this Guarantee.  Notwithstanding anything to the contrary, the following are excluded from the definition of Obligations and the Guarantor shall have no liability in respect thereof:  obligations to pay the Guaranteed Party or third parties for claims or by way of indemnity or contribution for claims arising in tort or strict liability, or claims for damages to property of the Guaranteed Party or any third party or personal injury to the Guaranteed Party’s or any third party’s employees, agents or contractors under the laws of any jurisdiction.  For the avoidance of doubt, in no event shall Guarantor have any obligation under the Guarantee unless and until the Commercial Start Date occurs.

2.             Nature of Guarantee.  This Guarantee is a primary and original obligation of Guarantor and is an absolute, unconditional, irrevocable guaranty and, to the extent permitted by applicable law, shall remain in full force and effect without regard to any invalidity with respect to the execution and delivery of the Agreement by the Company or the execution and delivery by the Company of any other agreement between the Company and the Guaranteed Party.  The Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral therefor or by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to the Company.  The Guarantor agrees that the Guaranteed Party may resort to the Guarantor for payment of any of the Obligations whether or not the Guaranteed Party shall have resorted to any collateral therefor or shall have proceeded against the Company or any other obligor principally or secondarily obligated with respect to any of the Obligations.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.  The Guarantor reserves the right to (a) set-off against any payment that has become due and payable hereunder any amount that has become due and payable by the Guaranteed Party to the Company under the Agreement and (b) assert defenses which the Company may have under or with respect to the Agreement to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of the Company or the Company’s failure to have the authority to (x) execute or deliver the Agreement or (y) perform its obligations under the Agreement.  Any arbitral decision (whether in a contested arbitration, by default or otherwise) under the Agreement shall conclusively determine the liability of the parties hereto with respect to the subject matter of such arbitral decision.

3.             Changes in Obligations, Collateral therefor and Agreements Relating thereto; Waiver of Certain Notices.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, or exchange or surrender any collateral for, any of the Obligations, and may also make any agreement with the Company or with any other party to or person liable on any of the Obligations or interested therein, for the extension, payment, compromise, discharge or release thereof, in whole or in part, or for any modification or any amendment of the terms of the Agreement (other than any Restricted Amendment) or of any agreement between the Guaranteed Party and the Company or any such other party or person without in any way impairing or affecting this Guarantee.  “Restricted Amendment” means any modification or amendment of the Agreement which (i) extends the term of the Agreement or (ii) increases the amount to be paid by the Company under the Agreement. Notwithstanding the foregoing, Guarantor agrees that (x) if a Restricted Amendment is executed without its written consent that extends the term of the Agreement, this Guarantee shall remain in full force and effect for the term specified in the Agreement prior to such Restricted Amendment and (y) if a Restricted Amendment is executed without its written consent that increases the amount to be paid by the Company under the Agreement, the Guarantor shall remain liable for such of the Obligations as would have been owed had such Restricted Amendment not been executed.  The Guarantor waives:

(a)           notice of the acceptance of this Guarantee;

(b)           notice of the creation, existence or acquisition of all or any part of the Obligations;

(c)           notice or consent respecting any modification of the Obligations or the Agreement (other than any Restricted Amendment);

(d)           notice of adverse change in the Company’s financial condition or of any other fact which might increase the Guaranteed Party’s risk;

(e)           notice of presentment, demand for payment, notice of dishonor and protest with respect to any instrument; and

(f)            notice of Company’s default.

4.             Expenses.  The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of the Guaranteed Party’s counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Party hereunder;

provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Party if no payment under this Guarantee is otherwise due.

5.             Subrogation.  Upon payment of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against the Company with respect to such Obligations, provided that such right of subrogation shall not be exercised until the earlier of (a) the satisfaction in full of all indebtedness of the Guaranteed Party secured by the “Sabine Pass Facility” (as defined in the Agreement) or (b)  the satisfaction in full of all Obligations.

6.             No Waiver; Cumulative Rights.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

7.             Representations and Warranties.  The Guarantor hereby represents and warrants that:

(a)           the Guarantor is duly organized, validly existing and in good standing under the laws of France and has full corporate power to execute, deliver and perform this Guarantee;

(b)           the execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor’s certificate of incorporation or by-laws or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)           all consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guarantee have been obtained and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

(d)           this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.             Assignment.  Except as otherwise expressly provided in this Guarantee, neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person or entity without the prior written consent of the Guarantor or the Guaranteed Party, as the case may be.  The Guaranteed Party shall be entitled to assign, mortgage or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the financing of the development of the “Sabine Pass Facility” (as such term is defined in the Agreement).  Guarantor shall execute and deliver to the lenders to whom such indebtedness is owed a consent to such assignment in reasonable form and substance acceptable to the Guarantor and such lenders.

9.             Notices.  All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

TOTAL S.A.

2 place de la Coupole

92078 Paris La Défense Cedex

France

Attention:  Legal Director, Gas & Power

Facsimile:  331.4744.3807

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party.

10.           Termination.

(a)           This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the first to occur of any of the following events (a “Termination Event”): (i) all obligations of the Guarantor hereunder having been satisfied (including, without limitation, as a result of the Guaranteed Party (and/or its designee) having received an amount, in the aggregate, equal to the Maximum Guaranteed Amount pursuant to the Agreement and/or this Guarantee), (ii) such time that the Company or its assignee or successor in interest under the Agreement would have satisfied the Credit Test if the Company or such assignee or successor in interest had been a replacement guarantor as referred to in Section 10(b) below, (iii) termination as provided in Section 10(b) below, (iv) termination as provided in Section 10(c) below, or (v) the 20th anniversary of the Commercial Start Date.  For the avoidance of doubt and without limiting the terms of this Section 10(a), this Guarantee shall terminate in its entirety upon the termination of the Agreement and the satisfaction of all Obligations.

(b)           Guarantor shall have the right to cause to be provided a replacement guaranty that is in full substitution for and in lieu of this Guarantee where the proposed replacement guarantor satisfies the Credit Test and the proposed form of replacement guaranty is, in all material respects, no less favorable to the Guaranteed Company than this Guarantee.  Upon the execution and delivery of such a replacement guarantee by a replacement guarantor who satisfies the Credit Test, this Guarantee automatically shall terminate and be null and void for all purposes.  “Credit Test” means that after giving effect to the execution and delivery of such a replacement guaranty by the proposed replacement guarantor, it shall be established to the Guaranteed Party’s reasonable satisfaction that the proposed replacement guarantor has a credit rating with respect to its senior long-term unsecured debt of “A3” (or higher) by Moody’s Investor Service (“Moody’s”) or “A-” (or higher) by Standard and Poor’s (“S&P”) (provided that in the event either such rating agency ceases to publish such ratings, an equivalent rating by a comparable rating agency shall be used).

(c)           Guarantor shall have the right to cause to be provided to the Guaranteed Party an Acceptable Letter of Credit in an aggregate amount equal to the then current LC Amount that is in full substitution for and in lieu of this Guarantee.  Upon the execution and delivery of such Acceptable Letter of Credit by an Acceptable LC Issuer and the execution and delivery of the Escrow Agreement by the Guarantor and the Guaranteed Party, this Guarantee automatically shall terminate and be null and void for all purposes.  “Acceptable Letter of Credit” shall mean an irrevocable standby letter of credit in form and substance reasonably satisfactory to the Guaranteed Party issued to and for the benefit of the Guaranteed Party on which the Guaranteed Party may: (i) draw upon demand for any amounts that have become due and payable by the Company under the Agreement or (ii) draw the entire remaining amount under the Acceptable Letter of Credit if the Acceptable Letter of Credit is not renewed or replaced to the full value of the LC Amount not later than thirty (30) days prior to the scheduled date of its expiry.  In order to be an “Acceptable Letter of Credit”, a letter of credit must be issued by an Acceptable LC Issuer and must by its terms have an initial expiration date at least twelve months beyond its date of issuance and require the issuer to provide a written notice of non-renewal at least thirty days prior to its current expiration date.  Any amount drawn by the Guaranteed Party because the Acceptable Letter of Credit is not renewed or replaced (the “Escrow Amount”) that has not yet been applied to amounts then due and payable by the Company under the Agreement shall be held in a special account (established pursuant to an escrow agreement mutually acceptable to the Guarantor and the Guaranteed Party (the “Escrow Agreement”), which Escrow Agreement shall provide that (x) all interest earned on the Escrow Amount shall be released monthly to the Guarantor or its designee and (y) for every dollar of Obligations paid by the Company pursuant to the Agreement, one dollar of the Escrow Amount shall be released to the Guarantor or its designee) for the Guaranteed Party’s benefit to secure the performance of the Company of the Obligations (which account will be pledged to the Guaranteed Party’s lenders).  The remaining balance of the Escrow Amount shall be returned promptly to the Company should the Acceptable Letter of Credit be replaced or renewed or the Agreement be terminated (subject to withholding for any claim that the Guaranteed Party may have against the Company), with any interest accrued on the Escrow Amount to be added to, and treated similarly to, the principal amount.  “Acceptable LC Issuer” shall mean a United States bank or trust company (or other bank or trust company that is reputable) that has both a short-term and long-term Dollar deposit rating of at least Prime-1 and A2 by Moody’s or of at least A-1 and A by S&P, provided in either case, in the event Moody’s or S&P ceases to publish deposit ratings, an equivalent deposit rating by a comparable rating agency shall be used.  The Acceptable Letter of Credit shall be governed by the laws of the State of New York. “LC Amount” shall mean the Maximum Guaranteed Amount reduced in accordance with Section 1 to reflect all amounts paid by or on behalf of the Company pursuant to the Agreement in respect of the Obligations.

(d)           This Guarantee shall be returned by Guaranteed Party to Guarantor immediately after the occurrence of a Termination Event.

11.           Governing Law.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

12.           Dispute Resolution.

(a)           Arbitration.  Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.  “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Guarantee or the Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Guarantee or the Agreement, as well as any dispute over arbitrability or jurisdiction.

(b)           Rules.  The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)           Number of Arbitrators.  The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six months after the appointment of the last arbitrator.

(d)           Method of Appointment of the Arbitrators.  Guaranteed Party and Guarantor (the “Parties”) shall each appoint one (1) arbitrator within thirty (30) days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties.  If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.  If the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

(e)           Consolidation.  If the Parties (and/or the Company) initiate multiple arbitration proceedings under this Guarantee and/or under the Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding.  Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)            Place of Arbitration.  Unless otherwise agreed by all Parties to the Dispute, the place of arbitration shall be Houston, Texas.

(g)           Language.  The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)           Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(i)            Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(j)            Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs of the arbitration in its award, including (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(k)           Waiver of Challenge to Decision or Award.  To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

GUARANTOR:

TOTAL S.A.

By:	/s/ Robert Castaigne
Name: Robert Castaigne
Title: Chief Financial Officer